Exhibit 10.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (“Agreement”) is made as of March 12, 2014, by and among SECUREALERT, INC., a Utah corporation U.S.A. (“Buyer”), ELI SABAG, an individual resident of the State of Israel (“Seller”), and GPS GLOBAL TRACKING AND SURVEILLANCE SYSTEM LTD, an Israeli corporation (the “Company”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding ordinary shares of the Company (the “Company Shares”); and

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Company Shares; and

WHEREAS, a significant part of the Purchase Price payable to the Seller shall be paid in Common Stock of the Buyer, and part of the Purchase Price shall be contingent upon certain milestones of the Company; and

WHEREAS, following the contemplated transaction, Seller shall serve as the CEO of the Company; and

WHEREAS, Buyer has agreed to provide the Company funding in accordance with the Loan and Funding Agreement (as defined below);

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, intending to be legally bound, the parties agree as follows:

AGREEMENT

1. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“Applicable Contract” – any Contract (a) under which the Company has or may have acquired rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

“Balance Sheet” – as defined in Section 3.4.

“Best Efforts” – the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved expeditiously.

“Breach – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Business Day” – means any 24-hour day other than a Friday, Saturday, Sunday or federal or state legal holiday on which commercial banks in the State of Utah, U.S.A. and Israel are open for the transaction of commercial banking business.

“Buyer” – as defined in the preamble of this Agreement.

“Closing” – as defined in Section 2.4.

“Closing Date ” – as defined in Section 2.4.

“Company” – as defined in the preamble of this Agreement and each Subsidiary of the Company.

“Company Shares” – as defined in the recitals of this Agreement.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a)           the sale of the Company Shares by Seller to Buyer;

(b)           the execution, delivery, and performance of the Employment Agreement, the First Contingent Stock and the Second Contingent Stock and the Escrow Agreement;

(c)           the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

(d)           Buyer's acquisition and ownership of the Company Shares and exercise of control over the Company.

(e)           Payment of the Purchase Price by Buyer to Seller.

(f)           the Seller's Employment Agreement.

(g)           the Loan and Funding Agreement.

“Contract” – any written agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Dollars” and “$” – shall mean United States dollars.

“Damages” – as defined in Section 10.2.

“Disclosure Letter” – the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Exchange Act” – means the United States Securities Exchange Act of 1934, as amended, and the Rules and Regulations promulgated thereunder.

 “Employment Agreement” – as defined in Section 2.9(a).

“Encumbrance” – any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of another attribute of ownership.

“Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” – any Legal Requirement that requires or relates to:

(a)           advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)           preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)           reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)           assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)           protecting resources, species, or ecological amenities;

(f)           reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)           cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)           making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Escrow Agreement” – as defined in Section 2.3.

“Facilities” – any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by the Company.

“GAAP” – generally accepted Israeli accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and other financial statements referred to in Section 3.4 were prepared.

“Governmental Authorization” – any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Government Body or pursuant to any Legal Requirement.

“Governmental Body” – any:

(a)           nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)           federal, state, local, municipal, foreign, or other government;

(c)           governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a)   Such individual is actually aware of such fact or other matter; or

(b)   A reasonable individual could be expected to discover or otherwise become aware of such fact or other matter.

(c)   A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

“Legal Requirement” – any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Loan and Funding Agreement" -  as defined in Section 2.9(b).

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made or rendered by any court, administrative agency, or other Governmental body or any arbitrator.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)           Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)   Such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); or

(c)   Such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation or the certificate of incorporation, memorandum of association and articles of association in the case of an Israeli company; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Person” – any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, otherwise involving any Governmental Body or arbitrator.

“Related Person” – with respect to a particular individual:

(a)           each member of such individual’s Family;

(b)           any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

(c)           any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

(d)           any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)           any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)           any Person that holds a Material Interest in such specified Person;

(c)           each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)           any Person in which such specified Person holds a Material Interest;

(e)           any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)            any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

“Representative” – with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” – means the United States Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder.

“Seller” – as defined in the first paragraph of this Agreement.

“Subsidiary” – with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests have the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation of other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax Return” – any return (including any information return), reporting, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.

“Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any notice has been given (in writing).

2. PURCHASE AND SALE; CLOSING

2.1           PURCHASE AND SALE

Subject to the terms and conditions set forth herein, on the Closing Date (as defined in Section 2.4), Seller will sell and deliver to Buyer, and Buyer will purchase from Seller, the Company Shares free of any Encumbrances and together with all rights attaching thereto on the date of this Agreement.

2.2           [Reserved]

2.3           CONSIDERATION AND LOAN REPAYMENT

In consideration for the Company Shares, and subject to the terms and conditions herein, Buyer will pay Seller an aggregate amount of seven million eight hundred and eleven thousand four hundred and four US Dollars  ($7,811,404) (the “Purchase Price”), payable as follows:

(a)           Cash Purchase Price. On the Closing Date, Buyer will pay to Seller by wire transfer in immediately available funds an amount equal to $311,404 (the “Cash Purchase Price”).

(b)           Stock Purchase Price. The remaining Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Stock Purchase Price”) will be paid in shares of $0.0001 par value common stock of Buyer (the “Common Stock”), as follows:

(i)           On the Closing Date the Buyer shall deliver to the Seller a number of shares of Common Stock (the “Initial Buyer Shares”) determined by dividing $1,600,000 by the daily volume weighted average closing price (based on a trading day from 9:30 a.m. to 4:00 p.m., eastern time and as reported by Bloomberg Financial LP at http://www.bloomberg.com/quote/SCRA:US) of the Common Stock on the over-the-counter bulletin board (or such other exchange on which Buyer’s shares are traded) for a period consisting of 60 consecutive trading days ending on the third Business Day prior to the Closing Date (the “Transaction Share Price”).  The Initial Buyer Shares, when delivered to Seller, shall be free and clear from any Encumbrance.

(ii)           On the Closing Date, the Buyer shall deliver to Zions Bank Corporation, a national banking association (the “Escrow Agent”) a number of shares of Common Stock equal to $2,900,000 divided by the Transaction Share Price (the “Restricted Stock”) to be held and released by Escrow Agent as provided in the Escrow Agreement in the form attached hereto as Schedule 2.9(a)(viii) (“Escrow Agreement”) and subject to the terms and conditions set forth in Section 2.9(b)(v).

(iii)           In addition, Buyer shall issue the Contingent Stock in an amount equal to $3,000,000 divided by the Transaction Share Price as provided and subject to the conditions set forth in Section 2.10.

(c)           Loan Repayment. On the Closing Date, Buyer will provide the Company with $188,596 (the “Loan Repayment Amount”), by wire transfer in immediately available funds, in addition to any obligation of the Buyer under the Loan and Funding Agreement, and such amount shall be immediately transferred by the Company to LineBit Systems Ltd.  ($172,544) and Eytanim Building and Infrastructure Ltd. ($16,052), as repayment of loans provided to the Company by such entities, which are controlled by the Seller.

(d)           On the Closing Date, Buyer will extend the NIS 2,000,000 loan provided to the Company in accordance with the Loan and Funding Agreement.

2.4           CLOSING

The closing of the purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Michael Hunter & Partners, counsel to Buyer located at 46 Rothschild Blvd, Tel Aviv, Israel 66883, at 17:00 (local time) on March 31, 2014 (with effect from April 1, 2014) or such later date that the parties agree to in writing, provided that all of the Closing conditions have been met or waived (the “Closing Date”). Failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.5           [Reserved]

2.6           [Reserved]

2.7           RESTRICTED SECURITIES; RESTRICTIONS ON TRANSFER

The Company and the Seller hereby acknowledge and agree to the following:

(a)           Seller acknowledges that he is aware that the issuance of the Common Stock in connection with the Agreement has not been registered under the Securities Act. Seller is acquiring the Common Stock hereunder for his own account and not with a view to a distribution within the meaning of Section 2(11) of the Securities Act. The Common Stock acquired by Seller shall be subject to the restrictions of the Buyer’s Insider Trading Policy and all applicable United States securities trading laws and regulations.  Seller has such knowledge and experience in financial and business matters in general and investments in particular so as to be capable of evaluating the merits and risks of the acquisition of the Common Stock hereunder, and Seller has been advised by persons sophisticated in these matters and has retained legal counsel in connection with the transactions contemplated hereby.

(b)           Until the earlier date that the Common Stock is eligible for resale under Rule 144 promulgated under the Securities Act (“Rule 144”) or the Registration Statement defined below is declared effective, all certificates representing Common Stock issued hereunder shall bear the following legend:

“The shares of SecureAlert, Inc. have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be sold or otherwise disposed of except pursuant to an effective registration statement under such Act and applicable state securities laws or there is presented to SecureAlert, Inc. an opinion of counsel reasonably satisfactory to SecureAlert, Inc. to the effect that registration is not required.”

(c)           Except as otherwise provided in this Agreement, Seller hereby agrees not to sell, offer, contract or grant any option to sell (including without limitation any short-sale) pledge, transfer, establish a “put-equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any of the Restricted Stock received as a result of the Stock Purchase Price for a period commencing on the Closing Date and continuing for a period through and including the second anniversary of the Closing Date. For the removal of doubt, this section shall not apply with respect to the Initial Buyer Shares which shall be freely tradable provided that an applicable exemption from registration exists.

2.8           REGISTRATION

The Common Stock included in the Stock Purchase Price will be subject to registration by the Buyer upon a registration statement on Form S-1 (the “Registration Statement”).  Buyer agrees to file the Registration Statement within 30 days of the date hereof, subject to receipt of all information required of the Company in connection with the preparation of such Registration Statement, including, without limitation, all financial statements and exhibits required to be filed with or as a part of such Registration Statement.  Buyer shall use its best efforts to cause the Registration Statement to become effective within 90 days of the filing thereof and to make appropriate filings required to register the Common Stock.  When the Registration Statement has been declared effective by the Securities and Exchange Commission (“SEC”), the Common Stock will be unrestricted and free trading. Seller and Company will cooperate with Buyer in the preparation and filing of the Registration Statement. Buyer shall notify Seller prior to Closing in the event there is a delay anticipated in the effective date of the Registration Statement. Buyer and Seller agree that on the Closing Date the Restricted Stock and the Contingent Stock shall not be included in the Registration Statement and that all certificates representing the Restricted Stock and the Contingent Stock shall bear the legend referenced in paragraph 2.7(b) above until the holding period under Rule 144 of the Securities Act has been satisfied and the applicable Escrow Period has expired.

2.9           CLOSING OBLIGATIONS

At the Closing:

(a)            Seller will deliver to Buyer:

(i)	A share transfer deed effecting the transfer of the Company Shares to Buyer executed by the Seller, in the form attached hereto as Schedule 2.9(a)(i);

(ii)	A Share Certificate representing the Company Shares, in the form attached hereto as Schedule 2.9(a)(ii);

(iii)	A Notice to the Israeli Registrar of Companies executed by the Company notifying the registrar of the transfer of the Company Shares to Buyer, in the form of Schedule 2.9(a)(iii);

(iv)
A resolution of the Board of Directors of the Company in the form of Schedule 2.9(a)(iv), approving the execution of the Agreement and all the Contemplated Transactions contemplated herein, including without limitation, the transfer of the Company Shares to Buyer;

(v)	A resolution of the sole shareholder of the Company in the form of Schedule 2.9(a)(v), approving the execution of the Agreement and all the Contemplated Transactions contemplated herein;

(vi)	Reserved;

(vii)	Employment agreement with the Seller (including a non-competition undertaking) in the form of Schedule 2.9(a)(vii)A (the “Employment Agreement”) executed by Seller and the Company; and

(viii)	The Escrow Agreement executed by Seller and the Company, in the form of Schedule 2.9(a)(viii).

(b)   Buyer will deliver:

(i)
To the Seller, the Cash Purchase Price, as provided in Section 2.3(a), subject to Israeli withholding tax obligations. Seller shall be entitled to provide the Buyer with a withholding tax exemption or reduction certificate and Buyer shall act accordingly;

(ii)	To the Seller, a share transfer deed effecting the transfer of the Company Shares to Buyer executed by the Buyer;

(iii)	To the Seller, a certificate for the Initial Buyer Shares, in the form of Schedule 2.9(b)(iii) reasonably acceptable to the Seller;

(iv)	Reserved.

(v)
To the Escrow Agent, certificates for the Restricted Stock, in the form of Schedule 2.9(b)(v)(a) reasonably acceptable to the Seller. The Restricted Stock shall not be tradable for a period of two (2) years from the Closing Date, and will be held in Escrow for a period of six (6) months following the Closing Date to allow the Buyer to verify that the Company's products operate in accordance with the specifications attached hereto as Schedule 2.9(b)(v)(b). The Seller, the Company and the Buyer shall work together and cooperate in good faith in resolving any non-compliance of the Company's products with such specifications during the aforementioned 6 months period.

(vi)	Reserved.

(vii)	The Escrow Agreement executed by Buyer; and

(viii)	A loan and funding agreement in the form of Schedule 2.9(b)(viii) (the "Loan and Funding Agreement").

(c)   Buyer shall transfer to the Company the Loan Repayment Amount which shall be immediately transferred to the entities set forth in Section 2.3(c).

(d)   Buyer shall extend the NIS 2,000,000 loan provided to the Company in accordance with the Loan and Funding Agreement.

2.10          CONTINGENT SHARES

Buyer agrees to pay to Seller additional consideration for the Company Shares as follows:

(a)
Common Stock equivalent to $1,000,000 divided by the daily volume weighted average closing price (based on a trading day from 9:30 a.m. to 4:00 p.m., eastern time and as reported by Bloomberg Financial LP at http://www.bloomberg.com/quote/SCRA:US) of the Common Stock on the over-the-counter bulletin board (or such other exchange on which Buyer’s shares are traded) for a period consisting of 60 consecutive trading days ending on the third Business Day prior to the date of issuance  (the “First Contingent Stock”) to be delivered to Seller within 30 days after the Company sells or leases (directly or through the Buyer) a minimum of 1,500 GPS tracking devices for offenders under “revenue generating contract(s)” as defined below.

(b)
Common Stock equivalent to $2,000,000 divided by the daily volume weighted average closing price (based on a trading day from 9:30 a.m. to 4:00 p.m., eastern time and as reported by Bloomberg Financial LP at http://www.bloomberg.com/quote/SCRA:US) of the Common Stock on the over-the-counter bulletin board (or such other exchange on which Buyer’s shares are traded) for a period consisting of 60 consecutive trading days ending on the third Business Day prior to the date of issuance (the “Second Contingent Stock” and, together with the First Contingent Stock, referred to collectively herein as, the “Contingent Stock”) within 30 days after the Company sells or leases (directly or through the Buyer) 2,500 GPS tracking devices for offenders under “revenue generating contract(s)”.

(e)
For avoidance of doubt, the Parties agree that the 2,500 additional GPS tracking devices referenced in this Section 2.10(b) shall not include any GPS tracking devices under Section 2.10(a).  “Revenue generating contract(s)” shall mean for purposes of this Section 2.10, contracts executed within 36 months of the Closing Date for (a) the sale of GPS devices and collection of proceeds at a sale price reasonably acceptable to Buyer, or (b) the execution of a contact for the lease of GPS devices with at least twenty-four (24) months of recurring revenues at a lease rate reasonably acceptable to Buyer.

(f)
The Contingent Stock will be subject to registration by the Buyer upon a Registration Statement.  Buyer agrees to file the Registration Statement within 30 days of the date of issuance of the First Contingent Stock or the Second Contingent Stock (as applicable), subject to receipt of all information required of the Company in connection with the preparation of such Registration Statement, including, without limitation, all financial statements and exhibits required to be filed with or as a part of such Registration Statement. Buyer shall use its best efforts to cause the Registration Statement to become effective within 90 days of the filing thereof and to make appropriate filings required to register the Contingent Stock.  When the Registration Statement has been declared effective by the SEC, the Contingent Stock will be unrestricted and free trading. Seller and Company will cooperate with Buyer in the preparation and filing of the Registration Statement. Buyer shall notify Seller in the event there is a delay anticipated in the effective date of the Registration Statement. Subject to the above, the Contingent Stock shall be shall be free and clear from any Encumbrance.

2.11          GUARANTEES

At the Closing, or immediately as soon as practicable thereafter, upon notification by Seller, Buyer shall assume or cancel all guarantees or other obligations provided by the Seller, affiliates of the Seller and any Person on the Seller's behalf, for the benefit of the Company to the extent such current or past debt has been disclosed to the Buyer in the Disclosure Letter, including, without limitation, the guarantees set forth in Schedule 2.11 attached hereto. The Company and the Buyer shall indemnify and hold harmless the Seller, affiliates of the Seller and any Person on the Seller's behalf for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) incurred by any of them in connection with any such guarantee.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows, in all material respects, with all such representations and warranties being deemed to be qualified for purposes of this Agreement by the attached Disclosure Letter of the Company and Seller (the “Disclosure Letter”), which Disclosure Letter is organized by section, subsection and paragraph references that correspond to the same sections, subsections and paragraphs of this Agreement. Any fact or item disclosed in any particular section of the Disclosure Letter shall be deemed to have been disclosed with respect to all other representations and warranties. Any and all undertakings, liabilities and actions of the Seller and the Company set forth in this Agreement are hereby generally disclosed.

3.1           ORGANIZATION AND GOOD STANDING

(a)           Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each shareholder or stockholder, as the case may be, and the number of shares held by each). The Company is a corporation duly organized and validly existing, under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.  The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)           Seller has delivered to Buyer copies of the Organizational Documents of the Company and each affiliate, as currently in effect.

3.2           AUTHORITY; NO CONFLICT

(a)           This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Escrow Agreement and the Employment Agreement (collectively, the “Seller’s Closing Documents”), the Seller’s Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller’s Closing Documents and to perform his obligations under this Agreement and the Seller’s Closing Documents.

(b)           Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)
contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the shareholders of the Company;

(ii)
contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller, or any of the assets owned or used by the Company, may be subject;

(iii)
contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv)	cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(v)
contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vi)	result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth in Part 3.2 of the Disclosure Letter, neither Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

(c)           Seller is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

3.3           CAPITALIZATION

The authorized share capital of the Company consists of 100 ordinary shares, nominal value NIS 1 per share, of which 100 shares are issued and outstanding and constitute the Company Shares. Seller is and will be immediately prior to the Closing Date the record and beneficial owner and holder of the Company Shares, free and clear of all Encumbrances. All of the outstanding equity securities and other securities of each Subsidiary of the Company are owned of record and beneficially by the Company, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Subsidiary of the Company. All of the outstanding equity securities of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company or any Subsidiary. None of the outstanding equity securities or other securities of the Company was issued in violation of any Legal Requirement. Neither the Company nor any Subsidiary of the Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than the Company) or any direct or indirect equity or ownership interest in any other business.

3.4           FINANCIAL STATEMENTS

Seller has delivered to Buyer: (a) audited consolidated balance sheets of the Company in each of the years 2011 and 2012 and an unaudited consolidated balance sheets of the Company in 2013, and the related audited (other than with respect to 2013) consolidated statements of income, changes in shareholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Ronit Meir, C.P.A. (Isr), independent certified public accountants (the "Balance Sheet"), and (b) an unaudited consolidated balance sheet of the Company as at February 28, 2014 (the "Interim Balance Sheet"). Such financial statements and notes fairly present, in all material respects, the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with Israeli GAAP, subject, in the case of interim or unaudited financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. Except as set forth in Part 3.4, no financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

3.5           BOOKS AND RECORDS

The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects At the Closing, all of those books and records will be in the possession of the Company.

3.6           TITLE TO PROPERTIES

Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. Seller has delivered  or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Company and relating to such property or interests. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the  following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business).

3.7           CONDITION AND SUFFICIENCY OF ASSETS

Except as set forth in Part 3.7 of the Disclosure Letter, the buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

3.8           ACCOUNTS RECEIVABLE

Except as set forth in Part 3.8 of the Disclosure Letter, all accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). There is no known contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9            INVENTORY

Except as set forth in Part 3.9 of the Disclosure Letter, all inventory own by the Company and reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be.  Except as set forth in Part 3.9 of the Disclosure Letter, the quantities of each item of inventory (whether raw materials, work- in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

3.10          NO UNDISCLOSED LIABILITIES

Except as set forth in Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with  Israeli GAAP, and were not so reflected, reserved against or described,  except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.11          TAXES

(a)           The Company has filed or caused to be filed (on a timely basis since the Company’s formation) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of  corporations, pursuant to applicable Legal Requirements. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or the Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with Israeli GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

(b)           Part 3.11 of the Disclosure Letter contains a copy of all existing audits of all Tax Returns. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to any Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since the Company’s formation, and the resulting deficiencies proposed by the applicable taxing authority. Except as described in Part 3.11 of the Disclosure Letter, neither the Seller nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

(c)           Except as set forth in Part 3.11 of the Disclosure Letter, the charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. To the Company's Knowledge, there exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d)           Except as set forth in Part 3.11 of the Disclosure Letter, all Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

3.12          NO MATERIAL ADVERSE CHANGE

Except as set forth in Part 3.12, since the date of the Balance Sheet, there has not been any Material Adverse Change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.13          [Reserved]

3.14   COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)            Except as set forth in Part 3.14 of the Disclosure Letter:

(i)
The Company is, and at all times since its formation has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)
no event has occurred or circumstance exists that (with or without notice  or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)
The Company has never received any written notice or other written  communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)           Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

(i)
The Company is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

(ii)
no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed in Part 3.14 of the Disclosure Letter;

(iii)
The Company has never received any written notice or other written communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)
all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

3.15          LEGAL PROCEEDINGS; ORDERS

(a)   To the Knowledge of Seller and the Company, except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

(i)	that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller and the Company, (1) no such Proceeding has been Threatened in writing, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter.

(b)           Except as set forth in Part 3.15 of the Disclosure Letter,:

(i)	there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

(ii)	Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

(iii)
 no officer, director, agent, or employee of the Company, as such, is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(c)   Except as set forth in Part 3.15 of the Disclosure Letter:

(i)	the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii)
no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

(iii)
the Company has not received, at any time, any written notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

3.16         ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Part 3.16 of the Disclosure Letter or contemplated under this Agreement, since December 31, 2013, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

(a)   change in the Company's authorized or issued share capital; grant of any stock option or right to purchase shares of the Company; issuance of any security convertible into such shares; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any such shares; or declaration or payment of any dividend or other distribution or payment in respect of shares of the Company;

(b)   amendment to the Organizational Documents of the Company;

(c)    payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)   except as mandatory under any Legal Requirement, adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(e)   damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(f)    except in the Ordinary Course of Business, entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company;

(g)   sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h)   cancellation or waiver of any claims or rights with a value to the Company;

(i)    any material change or amendment to a material Contract or material arrangement by which the Company or any of its assets or properties is bound or subject;

(j)     any loans made by the Company to its employees, officers, or directors other than travel advances made in the Ordinary Course of Business;

(k)            to the Knowledge of the Seller, any other event or condition of any character that would materially adversely affect the assets, properties, condition (financial or otherwise), operating results or business of the Company;

(l)             material change in the accounting methods used by the Company; or

(m)           agreement, arrangement or commitment, whether oral or written, by the Company to do any of the foregoing.

3.17   CONTRACTS; NO DEFAULTS

(a)            Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:

(i)	each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $25,000.00;

(ii)	each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $25,000.00;

(iii)	each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $25,000.00;

(iv)
each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

(v)
each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, not including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi)	each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vii)	each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(viii)
each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any affiliate of the Company or limit the freedom of the Company or any affiliate of the Company to engage in any line of business or to compete with any Person;

(ix)	each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x)	each power of attorney that is currently effective and outstanding;

(xi)
each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company or any affiliate to be responsible for consequential damages;

(xii)	each Applicable Contract for capital expenditures in excess of $25,000;

(xiii)	each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

(xiv)	each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)   Except as set forth in Part 3.17(b) of the Disclosure Letter, Seller (and no Related Person of Seller) does not have nor may Seller acquire any rights under, or become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and no officer or director (including Mr. Jacob Haran) of the Company is bound by any Contract that purports to limit the ability of such officer or director to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company as currently being conducted, or (B) to the Knowledge of the Company, assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(c)   Except as set forth in Part 3.17(c) of the Disclosure Letter to the Knowledge of the Company, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

(d)   Except as set forth in Part 3.17(d) of the Disclosure Letter:

(i)
the Company is, and at all times since its inception has been, in compliance in all material respects with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

(ii)
each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is in full compliance with all applicable material terms and requirements of such Contract;

(iii)
the Company has not given to or received from any other Person, at any time, any written notice or other communication  regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(e)   There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

(f)   The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18          INSURANCE

(a)   Seller has delivered to Buyer true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is covered.

(b)   Part 3.18 of the Disclosure Letter sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

(i)	a summary of the loss experience under each policy; and
(ii)	a statement describing each claim under an insurance policy for an amount in excess of $5,000 which sets forth the claimant, description of the claim, policy information and description of loss.
(iii)
Except as set forth on Part 3.18 of the Disclosure Letter, all policies to which the Company is a party or that provide coverage to the Company, or any director or officer of the Company are valid and outstanding.

3.19   ENVIRONMENTAL MATTERS

To the Seller's Knowledge, except as set forth in Part 3.19 of the Disclosure Letter, the Company has not violated any applicable Environmental Law.

3.20   EMPLOYEES

(a)   Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee. Mr. Jacob Haran, Mr. Miki Naim or director of the Company, including; name; job title; current compensation paid or payable and social benefits, bonuses, commissions, profit shares, automobile, reimbursement of expenses and benefits in kind (“Benefits”) payable or which the Company is bound to provide (whether now or in the future); and vacation accrued.

(b)   No key employee of the Company has been dismissed in the last six months or has given notice of termination of his/her employment.

(c)   Except as set forth in Part 3.20 of the Disclosure Letter or as provided by the provisions of any applicable Israeli law and binding custom, there are no agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums, or other like benefits on retirement or on death or termination or during periods of sickness or disablement for the benefit of any officer or former officer or employee or former employee of the Company or for the benefit of the dependents of any such individual in operation at the date hereof.

(d)   Except as set forth in Part 3.20 of the Disclosure Letter all the Benefits to which any officer or former officer or employee or former employee of the Company is or may be entitled including, inter alia, severance pay and leave, have been paid or have been contributed to funds managed on behalf of the employee or adequately provided for in the Balance Sheet.

(e)   Except as set forth in Part 3.20 of the Disclosure Letter the Company does not operate any share incentive scheme, share option scheme or profit sharing scheme for the benefit of any of its directors, officers, employees or consultants.

(f)    Except as set forth in Part 3.20 of the Disclosure Letter, and except for payments to the Seller under this Agreement, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee or director of the Company (whether or not under any plan), or materially increase the benefits payable under any plan, or result in any acceleration of the time of payment or vesting of any such benefits.

(g)   Except as set forth in Part 3.20, to the Company's Knowledge the Company’s employees are available to perform work in the scope of their employment with the Company.

(h)   Except as set forth in Part 3.20, the Company is in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices in the Company, wages, bonuses and terms and conditions of employment, including without limitation employee compensation matters such as payments to Managers Insurance or Pension Fund policies and to National Insurance Institute as required by law.

3.21   LABOR RELATIONS; COMPLIANCE

Except as provided in Part 3.21 of the Disclosure Letter, the Company is in compliance with the laws of Israel with regard to the length of the workday, overtime payments, minimum wages for employees, procedures for hiring and dismissing employees, determination of severance pay, annual leave, sick days, advance notice of termination of employment, equal opportunity and anti-discrimination laws and other conditions of employment None of the Company’s employees work under any collective bargaining agreements and the Company is in compliance with any and all extension orders issued by the Israeli Ministry of Industry, Trade and Labor applicable to it.  The Company has never experienced labor-related work stoppages or strikes and believes that its relations with its employees are satisfactory.

3.22          INTELLECTUAL PROPERTY

(a)   Intellectual Property Assets.  The term "Intellectual Property Assets" includes:

(i)	registered and unregistered trademarks (collectively, “Marks”);

(ii)	all patents and patent applications (collectively, “Patents”);

(iii)	all copyrights in published works (collectively, “Copyrights”);

(iv)	all rights in mask works (collectively, “Rights in Mask Works”); and

(v)
all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); owned, used, or licensed by the Company as licensee or licensor.

(b)   Agreements.  Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs or services with a value of less than $7,500 under which the Company is the licensee. There are no outstanding and, to Seller’s Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

(c)            Know-How Necessary for the Business

(i)
The Intellectual Property Assets are all those necessary for the operation of the Company’s businesses as they are currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use all of the Intellectual Property Assets.

(ii)
Except as set forth in Part 3.22(c) of the Disclosure Letter, all former and current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company or assigned to the Company all such right according to the default rule of assignment under the Israeli Patent Law, 1967. To the Knowledge of the Seller, no employee of the Company is bound by any Contract with any third party that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.  Notwithstanding the foregoing, Seller shall have all current and (if necessary) former employees sign intellectual property assignment agreements transferring any interest in applicable intellectual property to the Company.

(d)           Patents

(i)	Part 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents.

(ii)
All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii)
No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any third party.

(iv)	No Patent owned by the Company is infringed or, has been challenged or threatened in any way.

(v)	All products made, used, or sold under the Patents have been marked with the proper patent notice.

(e)            Trademarks

(i)	Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks.

(ii)
All Marks that have been registered with the United States Patent and Trademark Office, the Israel Patent Office (or equivalent in any other jurisdiction where the Mark is used) are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii)	No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Seller’s Knowledge, no such action is Threatened with the respect to any of the Marks.

(iv)	No Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way.

(v)	All products and materials containing a Mark bear the proper registration notice where permitted by law.

(f)            Copyrights.

(i)	Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights.

(ii)
All the registered Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

(iii)	All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g)           Trade Secrets

(i)	The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

3.23     CERTAIN PAYMENTS

Neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset for the Company that has not been recorded in the books and records of the Company or Seller.

3.24          DISCLOSURE

(a)   No representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)   There is no fact known to Seller that has specific application to Seller or the Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

3.25     RELATIONSHIPS WITH RELATED PERSONS

The directors of the Company are as set forth in Part 3.25 of the Disclosure Letter. All agreements, commitments and understandings, whether written or oral, with respect to any compensation to be provided by the Company to any of the Company's directors or officers are set forth in Part 3.25 of the Disclosure Letter.  Neither Seller nor any Related Person of Seller or of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s businesses. Neither the Seller nor any Related Person of Seller owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings (other than provision of loans to the Company) or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company. Except as set forth in Part 3.25 of the Disclosure Letter, neither the Seller nor any Related Person of Seller is a party to any Contract with, or has any claim or right against, the Company. All outstanding shareholder loans have been converted or will be repaid in full on or prior to the Closing Date, and the Seller hereby releases the Company from any liability related to such shareholder loans.

3.26         BROKERS OR FINDERS

Seller and his agents and the Company have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1           ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah, U.S.A., with the requisite corporate power and authority to own its properties and to conduct its business as now conducted.

4.2           AUTHORITY; NO CONFLICT

(a)           This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement, the Loan and Funding Agreement, and related documents (collectively, the “Buyer's Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents. The Buyer has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Contemplated Transactions, including without limitation to issue, sell and deliver the Initial Buyer Shares, the Restricted Stock and the Contingent Stock.  The execution, delivery and performance of this Agreement and the Contemplated Transactions have been duly authorized by all necessary corporate action of the Buyer. This Agreement and the Contemplated Transactions have been duly executed and delivered by the Buyer.  Each of this Agreement and the Contemplated Transactions constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer according to its terms.

(b)           Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)	any provision of Buyer’s Organizational Documents;

(ii)	any resolution adopted by the board of directors or the shareholders of Buyer;

(iii)	any Legal Requirement or Order to which Buyer may be subject; or

(iv)	any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

(c)            The execution and delivery by the Buyer of, and the performance by the Buyer of, its obligations under this Agreement and the Contemplated Transactions do not and will not (i) violate any provision of any applicable Utah state or federal law, statute, rule or regulation, (ii) violate any provision of the Buyer’s Articles of Incorporation or Bylaws, or (iii) violate any judgment, order, writ, injunction or decree of any governmental agency or body Known applicable to the Buyer.

(d)           The execution and delivery by the Buyer of, and the performance by the Buyer of its obligations under, this Agreement and the Contemplated Transactions, including the issuance, sale and delivery of the Initial Buyer Shares, the Restricted Stock and the Contingent Stock, do not require (on the part of the Buyer) any consents, approvals, permits, orders or authorizations of, or qualifications, registrations, designations, declarations or filings with, any Utah corporate or governmental authority, or any U.S. federal regulatory authority.

(e)            Except as disclosed in this Agreement and public filings of the Buyer, there is no action, suit, arbitration, proceeding, litigation or investigation pending against the Buyer or its properties before any court, arbitrator or governmental agency, nor, to its Knowledge, has the Buyer received any written threat thereof, (i) that questions the validity of this Agreement or the Contemplated Transactions or the right of the Buyer to enter into and perform its obligations under this Agreement or the Contemplated Transactions, including without limitation the issuance, sale and delivery of the Initial Buyer Shares, the Restricted Stock and the Contingent Stock, or (ii) that, if determined adversely, would be likely to result in a material adverse change in the financial condition, business, assets, or operations of the Buyer.

(f)            The sale and issuance of the Initial Buyer Shares, the Restricted Stock and the Contingent Stock to the Seller is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

4.3           INVESTMENT INTENT

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4           CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.5           BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

4.5           DUE DILIGENCE
Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Company of the materials provided to the Buyer, to the Buyers satisfaction. Any claims the Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties set forth in Section 3. Buyer further acknowledges that none of the Company or the Seller have made any representation or warranty, express or implied, not expressly set forth in this Agreement. In no event shall the Seller have any liability to the Buyer with respect to a breach of representation, warranty or covenant under this Agreement to the extent that the Buyer Knew of such breach as of the Closing Date. The burden of proof in any claim, action or proceedings with respect to such Knowledge of the Buyer shall be on the Seller.  Buyer represents and warrants that the Buyer has no Knowledge of any such breach.

5.             RESERVED

6.             RESERVED

7.             CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived, in writing, by Buyer, in whole or in part):

7.1           ACCURACY OF REPRESENTATIONS

All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), as qualified by the Disclosure Letter, must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, provided, however, that from time to time prior to the Closing, the Seller shall have the right to supplement or amend the Disclosure Letter with respect to any matter arising after the delivery of the Disclosure Letter.

7.2           SELLER’S PERFORMANCE

All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), including without limitation delivery to Buyer of the documents to be delivered by Seller to Buyer pursuant to Section 2.9 above, must have been duly performed and complied with in all material respects.

7.3           CONSENTS

Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

7.4           ADDITIONAL DOCUMENTS

Each of the following documents must have been delivered to Buyer:

such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller’s representations and warranties, (ii) evidencing the performance by Seller of, and the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller prior to Closing, (ii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5           NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6           NO CLAIM REGARDING SHARE OWNERSHIP OR SALE PROCEEDS

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Company Shares.

7.7           NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

7.8           NO MATERIAL ADVERSE EFFECT

No material adverse effect to the condition of the Company shall have taken place that, when taken individually or together with all other events, changes or effects, is or is reasonably expected to be, materially adverse to the business, condition, assets, liabilities, operations or financial performance or prospects of the Company, or to prevent or materially delay consummation of the transactions contemplated under this Agreement.

8.             CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Company Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived, in writing, by Seller, in whole or in part):

8.1           ACCURACY OF REPRESENTATIONS

All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2           BUYER’S PERFORMANCE

(a)           All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)           Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.9 and must have complied with the terms of Section 2.9.

8.3           CONSENTS

Each of the Consents identified in Part 3.2 of the Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

8.4           ADDITIONAL DOCUMENTS

Buyer must have caused the following documents to be delivered to Seller: such documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or otherwise facilitating the consummation of any of the Contemplated Transactions.

8.5           NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Seller or any Person affiliated with Seller to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8.6           ADDITIONAL COVENANTS

Buyer shall release the Seller from guarantees provided by the Seller or any affiliate of the Seller or any Person on the Seller's behalf in accordance with Section 2.11 and to the extent required to be done prior to the Closing.

9.             RESERVED

10.           INDEMNIFICATION; REMEDIES

10.1          SURVIVAL

All representations, warranties, covenants and obligations of the Seller in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, and any certificate or document delivered pursuant to this Agreement will survive the Closing through the first anniversary of the Closing Date and shall expire upon the first anniversary of the Closing Date; however, representations, warranties, covenants and obligations of Seller in this Agreement related to intellectual property, taxes, environmental matters, capitalization, the item referred to in Section 10.2(d) and fraud or willful misconduct shall survive until the lapse of the relevant statute of limitations.  Notwithstanding the foregoing, the survival period of any representations, warranties, covenants and obligations of the Seller in this Agreement shall not expire to the extent that an indemnification claim is made with respect to a third party claim under section 10.8 prior to the survival expiration period of such representation, warranty or covenant with respect to such indemnification claim only and until such claim is finally settled.

10.2          INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

Subject to the limitations set forth in this Section 10 below, Seller will indemnify and hold harmless the Buyer and/or the Company (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss or damage expense (including reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising directly, from or in connection with:

(a)           any Breach of any representation or warranty made by Seller in this Agreement;

(b)           any Breach by Seller of any covenant or obligation of Seller in this Agreement; and

(c)           Damages caused by the Company's failure to cancel the power of attorney disclosed in Schedule 3.17 of the Disclosure Letter.

(d)           Damages caused as a result of the first item listed in Schedule 3.21 of the Disclosure Letter with respect to the period prior to the Closing Date.

(e)           Damages caused as a result of the second item listed in Schedule 3.22 of the Disclosure Letter with respect to the period prior to the Closing Date.

10.4          INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold harmless Seller for, and will pay to Seller the amount of any Damages arising, directly from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.5          MINIMUM CLAIM AMOUNT – SELLER

Seller will have no liability (for indemnification or otherwise) with respect to the matters described in this Section 10 until the total of all Damages with respect to such matters exceeds $50,000; provided, however, that should there be Damages in excess of $50,000 then Buyer shall also be indemnified for the initial $50,000 of Damages.

10.6          MINIMUM CLAIM AMOUNT – BUYER

Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10 until the total of all Damages with respect to such matters exceeds $50,000; provided, however, that should there be Damages in excess of $50,000 then Seller shall also be indemnified for the initial $50,000 of Damages. For the removal of doubt, this Section 10.5 shall not apply to indemnification under Section 2.11.

10.6A       NO CONSEQUENTIAL DAMAGES.

NOTWITHSTANDING ANYTHING TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL DAMAGES OR DAMAGES TO REPUTATION OR GOODWILL ARISING OUT OF OR OTHERWISE RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

10.6B       LIMITATION OF SELLER’S LIABILITY

(a)           The Buyer's  sole and exclusive remedy under this Agreement and the Contemplated Transactions shall be claimed against and sought from the Restricted Stock and the Contingent Stock, and the Buyer shall not be entitled to any remedy against the Seller, monetary or otherwise, other than the return to Buyer of such number of shares of Common Stock out of the Restricted Stock and the Contingent Stock, which is the quotient of (a) the Seller’s Damages, divided by (b) the daily volume weighted average closing price (based on a trading day from (9:30 a.m. to 4:00 p.m., eastern time and as reported by Bloomberg Financial LP at http://www.bloomberg.com/quote/SCRA:US) of the Common Stock on the other-the-counter bulletin board (or such other exchange on which Buyer’s shares are traded) for a period consisting of 60 consecutive trading days ending on the third Business Day prior to the date that a right of indemnification arises for Buyer (the "Indemnification Right Stock Value"), as agreed to by the parties, or as confirmed by an arbitrator or court. Notwithstanding the aforementioned, in the event that the Seller sells any of the Restricted Stock or the Contingent Stock (if received), then the Indemnified Persons' recourse shall include cash with a value of the Indemnification Right Stock Value of the sold Restricted Stock or the sold Contingent Stock, provided that any remedy available shall be first claimed against and sought from the Restricted Stock and the Contingent Stock owned by the Seller.

(b)           Without derogating from Section 10.6B(a) above, in no event shall the monetary value of the aggregate liability of the Seller under this Agreement and the Contemplated Transactions (other than the Employment Agreement) exceed US$ 5,900,000.

10.6C       MITIGATION OF LOSSES

The Buyer and the Company shall use all reasonable efforts to mitigate any loss for which a claim under this Agreement may be raised.

10.7          RIGHT OF SET-OFF

Buyer may not set off any amount to which it may be entitled under this Section 10 against amounts otherwise payable under this Agreement.

10.8          PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

(a)           Promptly after receipt by an indemnified party under Section 10.2 and 10.4 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

(b)           If any Proceeding referred to in Section 10.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide  indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not be liable to the indemnified party for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively  established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims  may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, or (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or  settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within fifteen days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)           Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the  exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)           Without derogating from subsections (a)-(c) above, in any event that an indemnifiable claim under this Agreement is handled by the indemnified party, the counsel retained by the indemnified party shall be reasonably satisfactory to the indemnifying party.

10.9          PROCEDURE FOR INDEMNIFICATION – OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought.

10A.        POST CLOSING

10A.1      WAIVER AND RELEASE

The Company does, for itself and its Related Persons (the "Releasors") irrevocably, unconditionally and absolutely release, acquit and forever discharge the Seller and any Related Person of the Seller, from any and all disputes, claims, demands, liabilities, actions, and causes of action the Releasors may have had in the past or may have at the Closing, against Seller and any Related Person of the Seller for pre-Closing events, other than any rights of the Buyer expressly provided under this Agreement or the Contemplated Transactions.

The Seller does, for himself and his Related Persons (the "Seller Releasors") irrevocably, unconditionally and absolutely release, acquit and forever discharge the Buyer and any Related Person of the Buyer, from any and all disputes, claims, demands, liabilities, actions, and causes of action the Seller Releasors may have had in the past or may have at the Closing, against Buyer and any Related Person of the Buyer for pre-Closing events, other than any rights of the Seller expressly provided under this Agreement or the Contemplated Transactions.

10A.2      EARN-OUT PROTECTIVE PROVISIONS

(a)           The Buyer agrees and acknowledges that the Seller has entered into the transactions contemplated by this Agreement, in reliance on the Buyer's unconditional obligation to provide the Company with funding, as contemplated under the Loan and Funding Agreement. Any Breach by the Buyer of the Loan and Funding Agreement shall be deemed a material breach under this Agreement.

(b)           Until the third anniversary of the Closing Date:

(i) the Buyer, and any Related Person of the Buyer, shall not compete with the Company in tenders or request for proposal in which the Company is currently involved.

(ii) the Buyer, and any Related Person of the Buyer shall not solicit or entice, directly or indirectly any person who is an employee or service provider or independent contractor of the Company to terminate his or her relationship with the Company, or to refrain from extending or renewing such relationship (upon the same or new terms), or to become employed by or engaged with the Buyer or any Related Person of the Buyer, without the agreement of the Seller.

(iii) Seller shall be entitled to nominate one member to the Board of Directors of the Buyer and to appoint one member to the Board of Directors of the Company and replace such member.

(c)           For as long as the Seller's Employment Agreement is in force and effect, and provided no notice of termination has been provided, Seller shall be entitled to full day-to-day managerial authority of the Company's business, including, without limitation, hiring and firing of employees and preparing and adopting marketing plans.

(d)           The parties agree to act in good faith to allow the Seller to reach his Contingent Stock milestones set forth in Section 2.10 as long as it does not prejudice the reasonable business interests of the Company as determined by the board of directors of the Company.

10A.3      EMPLOYMENT AGREEMENTS

Seller and Buyer agree to assist the Company in good faith to cause mutually agreed upon key employees to enter written employment agreements with the Company in a form that is agreed upon by all the parties.

11. GENERAL PROVISIONS

11.1          EXPENSES

Except as otherwise expressly provided in this Agreement, Seller will bear the expenses of the Company and each of Seller and Buyer will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2          PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

11.3          CONFIDENTIALITY

Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may request.

11.4          NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:
Eli Sabag
Hamaapilim 14,
Kfar Saba

with copies (which shall not constitute notice) to:
Erdinast, Ben Nathan & Co., Advocates
Museum Tower – 13th floor, 4 Berkowitz St.Tel Aviv
Attn: Yoav Dankner, Adv. and Jonathan Raz, Adv.

Buyer:
SecureAlert, Inc.
150 W. Civic Center Drive
Suite 400
Sandy, Utah 84070
Attn:                               Chief Executive Officer
Facsimile No.:                +1 (801) 451-6281

with copies (which shall not constitute notice) to:

Durham Jones & Pinegar
111 East Broadway, Suite 900
Salt Lake City, UT 84111
Attention:                       Kevin Pinegar
Facsimile No.:                +1 801.415.3500

and:
Michael Hunter & Partners
46 Rothschild Blvd.
Tel Aviv 66883
Israel
Attention:                      Eric Wachstock
Facsimile No.:                +972-3-566-2566

11.5          DISPUTES, ARBITRATION, JURISDICTION; SERVICE OF PROCESS

(a)            Litigation Rights Reserved.  If any dispute arises with respect to the unauthorized use of confidential information, the aggrieved party may seek any available remedy at law or equity from a court of competent jurisdiction, in addition to its right to arbitration as provided in this Section 11.5.

(b)   Arbitration.  Except as provided in Section 11.5(a) above, any dispute, claim or controversy which shall arise out of or in relation to this Agreement, or the breach thereof, shall be settled by binding arbitration.  Any such arbitration shall be held in New York, New York U.S.A. in accordance with the Rules of the International Centre for Dispute Resolution in accordance with its international Arbitration Rules (the “Rules”), which Rules are deemed to be incorporated by reference.  Any such arbitration shall be conducted by one (1) arbitrator appointed by the International Centre for Dispute Resolution.  However, such arbitrator shall be an experienced business attorney with background in international stock purchases.  The arbitration shall be conducted in the English language.  Notwithstanding any contrary provisions in the Rules, each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs for the arbitrators unless the arbitrator determines the fees and costs should be borne by one of the parties.  The arbitrator may not award or assess punitive damages against either party.

(c)            Jurisdiction; Services of Process.  Any action or proceeding under Section 11.5(a) above and any action or proceeding seeking to enforce any decision of the arbitration under Section 11.5(b) above shall be brought against any of the parties exclusively in the state or federal courts located in the State of Utah, County of Salt Lake, U.S.A. and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.6          FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7         WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative and the sole remedy the parties may have against each other shall be as set forth in this Agreement and the Contemplated Transactions. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of  the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8          ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated December 17, 2013) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.9          (RESERVED)

11.10        ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.11        SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12        SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.13        TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.14        GOVERNING LAW

Other than with respect to the matter of the transfer of the Company Shares to Buyer, which shall be governed by and interpreted and construed in accordance with the laws of the State of Israel without regard to conflicts of laws principles, this Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York, U.S.A. without regard to conflicts of laws principles.

11.15        COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.16        LANGUAGE AND CURRENCY

The language of the Agreement shall be the English language, which shall be the binding and controlling language for all matters relating to the meaning or interpretation of this Agreement.  The monetary currency of the Agreement shall be in U.S. Dollars and all of the Contemplated Transactions (other than the Employment Agreement) shall be reflected in U.S. Dollars.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER	SELLER

SECUREALERT, INC	/s/ Eli Sabag

By: /s/ Guy Dubois	___________________________
Guy Dubois, Chairman

THE COMPANY

GPS GLOBAL TRACKING AND SURVEILLANCE SYSTEM LTD.

By: /s/ Eli Sabag
Its: CEO